Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into this 21st day of May 2009, by and among FEDFIRST FINANCIAL CORPORATION (the “Company”), FIRST FEDERAL SAVINGS BANK (the “Bank”) and JOHN G. ROBINSON (“Mr. Robinson”).  This Agreement is effective as of May 22, 2009 (the “Effective Date”).

BACKGROUND

Mr. Robinson currently serves as Chief Executive Officer and President of the Company and the Bank.  Mr. Robinson entered into an employment agreement with the Company and the Bank on October 11, 2005 (the “Employment Agreement”).  Effective as of May 21, 2009 (the “Retirement Date”), Mr. Robinson will retire from his employment at the Company and the Bank and will thereafter provide consulting services to the Company and the Bank upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.           EMPLOYMENT AGREEMENT.  Mr. Robinson will retire as an employee and officer of the Company and the Bank, effective as of his Retirement Date.  As of the Retirement Date, the Employment Agreement shall be terminated and Mr. Robinson shall not be entitled to severance or any other post-termination benefits or payments provided under the Employment Agreement.

2.           CONSULTING PERIOD.  Unless terminated sooner pursuant to Section 5 below, the term of this Agreement shall be for the period commencing on the Effective Date and continuing for twenty-four (24) months thereafter (the “Consulting Period”).

3.           CONSULTING SERVICES.  Mr. Robinson’s consulting services shall include, but not necessarily be limited to, providing advice on matters relating to the Bank’s operations and such other matters as requested by the Chief Executive Officer of the Company.  During the Consulting Period, Mr. Robinson shall devote such time and attention to his duties hereunder as is reasonably required to provide consulting services to the Company and the Bank pursuant to this Agreement as requested by the Chief Executive Officer of the Company.  Mr. Robinson shall also assist the Company and the Bank with strategic initiatives as requested by the Chief Executive Officer of the Company.  The times during which, and the locations at which, Mr. Robinson shall perform his services hereunder shall be subject to the mutual agreement of Mr. Robinson and the Chief Executive Officer of the Company.

4.           COMPENSATION FOR CONSULTING SERVICES. During the Consulting Period, the Company will pay to Mr. Robinson a monthly consulting fee in the amount of $7,500 per month (the “Consulting Fee”).

5.           TERMINATION OF CONSULTING SERVICES.

(a)           Death or Disability.  Mr. Robinson’s service as a consultant and this Agreement shall terminate automatically upon his death or disability during the Consulting Period.

(b)           Termination by the Company or the Bank.  The Company or the Bank may terminate Mr. Robinson’s status as a consultant, with or without cause, at any time.  If, Mr. Robinson is terminated for Cause (as defined in Section 5(e)(ii) of this Agreement), this Agreement will terminate as of his termination date.  If Mr. Robinson is terminated by the Company or the Bank for reasons other than cause prior to the end of the Consulting Period, this Agreement will terminate and he will receive a lump sum cash payment equal to the payments he would have received had the Agreement not been terminated.

(c)           Termination by Mr. Robinson. Mr. Robinson may terminate his status as a consultant at any time, for any reason.  In the event Mr. Robinson voluntarily terminates his consulting engagement with the Bank and the Company, this Agreement will terminate as of his termination date.

(d)           Notice of Termination. Any termination by the Company, the Bank or by Mr. Robinson shall be communicated by notice of termination to the other party hereto given in accordance with Section 8(e) of this Agreement.

(e)           Definitions.  For purposes of this Agreement, the following terms are defined as follows:

(i)           “Disability” means that Mr. Robinson is unable to provide consulting services to the Company and the Bank because of a medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of at least 6 months as determined by the Social Security Administration or a physician selected by the Company or the Bank.

(ii)           “Cause” shall mean termination because of, in the good faith determination of the Board of Directors of the Company or the Bank, Mr. Robinson’s:

(1)	Personal dishonesty;

(2)	Incompetence;

(3)	Willful misconduct;

(4)	Breach of fiduciary duty involving personal profit;

(5)	Intentional failure to perform duties under this Agreement;

(6)
Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflects adversely on the reputation of the Bank or Company, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or

(7)	Material breach by Mr. Robinson of any provision of this Agreement.

6.           INDEPENDENT CONTRACTOR. This Agreement calls for the performance of services by Mr. Robinson as an independent contractor, and Mr. Robinson will not be and will not be considered an employee of the Company or the Bank for any purpose during the Consulting Period.  Accordingly, it is understood and agreed that, during the Consulting Period, Mr. Robinson (a) has no authority to act for, or bind the Company or the Bank by contract or otherwise; (b) is not eligible to participate in any employment benefit plan or program available to employees of the Company and the Bank; (c) will be treated as an independent contractor for purposes of the Federal Insurance Contributions Act, federal income tax withholding, the Employee Retirement Income Security Act, state unemployment or disability insurance laws, or other similar laws; (d) shall work with, and take general direction from, the Chief Executive Officer of the Company and the Bank; and (e) will perform the services required under and pursuant to this Agreement in good faith and with a view toward maintaining and enhancing the customer and community relationship, reputation, and goodwill of the Company and its subsidiaries.

7.           NON-COMPETITION AND CONFIDENTIAL INFORMATION.

(a)           During the period ending on the later of: (1) May 22, 2011 or (ii) six (6) months after Mr. Robinson voluntarily terminates his consulting arrangement with the Bank and the Company prior to the expiration of the Consulting Period, Mr. Robinson, without the prior written consent of the Company or the Bank, which consent shall not be unreasonably withheld, shall not, directly or indirectly, compete with the Company or the Bank within a forty mile radius of Company’s principal office.  For purposes of this Agreement, Mr. Robinson shall be deemed to be competing with Bank and the Company if Mr. Robinson engages in any banking or other business conducted by the Company or any affiliate of the Company, including, without limitation, any entity formed hereinafter to carry on the business currently conducted by the Company, during the term of this Agreement, whether as owner, partner, shareholder (other than as the owner of less than 5% of the outstanding capital stock of a publicly-traded corporation), consultant, agent, employee, co-venturer or otherwise.  In addition, during such period Mr. Robinson shall not attempt to hire any employee of the Company or the Bank, assist in such hiring by any other person, or encourage any such employee to terminate an employment relationship with the Company or the Bank.

(b)           Mr. Robinson acknowledges that the Company and the Bank will continually develop Confidential Information (as hereinafter defined), that Mr. Robinson may develop Confidential Information for the Company and the Bank, and that Mr. Robinson may learn of Confidential Information during the course of his engagement under this Agreement.  Mr. Robinson agrees that, except as required for the proper performance of his duties for the Company and the Bank, he will not, directly or indirectly, use or disclose any Confidential Information.  Without limiting the foregoing, Mr. Robinson agrees that he may not, whether during or after the term of this Agreement, utilize or disclose any Confidential Information in connection with any other business or employment, on his own behalf or on behalf of any other person.  Mr. Robinson understands and agrees that this restriction will continue to apply after his consulting relationship with the Company and the Bank terminates, regardless of the reason for termination.

(c)           Mr. Robinson agrees that all Confidential Information which he creates or to which he has access as a result of his consulting relationship with the Company and the Bank is and shall remain the sole and exclusive property of the Company and the Bank.  Except as required for the proper performance of his duties, Mr. Robinson will not copy any documents, tapes or other media containing Confidential Information (“Documents”) or remove any Documents, or copies thereof, from Bank premises.  Mr. Robinson will return to the Company and the Bank all Documents and copies thereof and all other property of the Company and the Bank then in his possession or control immediately after his consulting relationship with the Company and the Bank terminates, and at such other times as may be specified by the Company and the Bank.

(d)           Mr. Robinson acknowledges that he has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to this Section 7.  Mr. Robinson further agrees that all goodwill of the Company and the Bank is its exclusive property.  Mr. Robinson further acknowledges and agrees that, were he to breach any of the covenants contained in this Section 7, the damage to the Company and the Bank would be irreparable.  Mr. Robinson therefore agrees that the Company and the Bank, in addition to any other legal remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Mr. Robinson of any of said covenants, without having to post bond, provided the Company and the Bank has made a prima facie showing of such a breach or threatened breach.

(e)           For purposes of this Agreement, “Confidential Information” means any and all information related to the Company and the Bank business and strategic plans, costs, prices, finances, customer names and records, account data, marketing plans, business opportunities, personnel, research, development or know-how, as well as the books, records and other documents, material and information of or relating to the Company and the Bank (whether or not in writing), disclosed or provided to Mr.

Robinson in the course of the performance of services under this Agreement. Notwithstanding the foregoing, Confidential Information shall not include information that: (i) is now or subsequently becomes generally available to the public through no fault or breach on Mr. Robinson’s part, or (ii) Mr. Robinson can demonstrate that Mr. Robinson had rightful possession and use of such information prior to its disclosure to Mr. Robinson by the Company and the Bank.

8.           MISCELLANEOUS.

(a)           Assignment and Successors.  This Agreement is personal to Mr. Robinson and without the prior written consent of the Company and the Bank shall not be assignable by Mr. Robinson otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Mr. Robinson’s legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company, the Bank and its successors and assigns.

(b)           Waiver.  Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(c)           Severability.  If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(d)           Entire Agreement. Except as provided herein, this Agreement contains the entire agreement and understanding among the Company and Mr. Robinson with respect to the subject matter hereof and, from and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, including, without limitation, the Employment Agreement.

(e)           Choice of Law; Forum Selection.  The validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with the laws of Pennsylvania, excluding said State’s choice of law rules.  The parties hereto voluntarily submit themselves to the jurisdiction of the state or federal district courts in Pennsylvania, which shall have exclusive jurisdiction over any case or controversy arising under or in connection with or to remedy any breach of or otherwise to enforce the terms and conditions of this Agreement.

(f)           Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or three days after mailing if mailed, first class, certified mail (return receipt requested), postage prepaid:

To the Company:

FedFirst Financial Corporation
Donner at Sixth Street
Monessen, PA 15062
Attention: Patrick G. O’Brien

To the Bank:

First Federal Savings Bank
Donner at Sixth Street
Monessen, PA 15062
Attention: Patrick G. O’Brien

To Mr. Robinson: at his home address on file in the records of the Company.

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(g)           Amendments and Modifications.  This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(h)           Construction.  Each party and his or its counsel have reviewed this Agreement and have been provided the opportunity to revise this Agreement and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.  Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either party.

(i)           Other. As used herein, the singular shall include the plural and vice versa, and any reference to any gender shall include all other genders, as applicable.  The terms “include”, “including” and “included” and derivations thereof shall be deemed to be without limitation, whether by enumeration or otherwise.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Consulting Agreement as of the date first above written.
FEDFIRST FINANCIAL CORPORATION

/s/ John M. Kish
John M. Kish
on behalf of the Board of Directors

FIRST FEDERAL SAVINGS BANK

/s/ John M. Kish
John M. Kish
on behalf of the Board of Directors

/s/ John G. Robinson
John G. Robinson